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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                   __________

                                   FORM 8-A/A

                     FOR REGISTRATION OF CERTAIN CLASSES OF
                 SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                            STERLING SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                           75-1873956
(State of Incorporation or                               (IRS Employer
        organization)                                 Identification No.)

          300 CRESCENT COURT
             SUITE 1200
          DALLAS, TEXAS                                       75201
(Address of principal executive offices)                   (Zip Code)

If this form relates to the registration    If this form relates to the regis-
of a class of debt securities and is        tration of a class of debt securi-
effective upon filing pursuant              ties and is to become effective
to General Instruction A(c)(1)              simultaneously with the effective-
please check the following box. [ ]         ness of a concurrent registration
                                            statement under the Securities Act
                                            of 1933 pursuant to General
                                            Instruction A(c)(2) please check
                                            the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                 Name of each exchange on which
        to be so registered                 each class is to be registered
--------------------------------------  --------------------------------------
PREFERRED STOCK PURCHASE RIGHTS                NEW YORK STOCK EXCHANGE

       Securities to be registered pursuant to Section 12(g) of the Act:

                                 NOT APPLICABLE
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Introductory Note: This Form 8-A/A amends and restates the Form 8-A filed by
Sterling Software, Inc. (the "Company") with the Securities and Exchange Commission on December 18, 1996.

ITEM 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.

     On December 18, 1996, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each share of Common Stock, par value $0.10 per share (the "Common Shares"), of the Company outstanding at the close of business on December 31, 1996 (the "Record Date"), pursuant to the terms of a Rights Agreement, dated as of December 18, 1996 (the "Rights Agreement"), between the Company and BankBoston, N.A. (formerly known as The First National Bank of Boston), as Rights Agent. In connection with a two-for-one split of the Common Shares that became effective as of the March 20, 1998 record date for the related 100% stock dividend, the Company and BankBoston, N.A. entered into the First Amendment to Rights Agreement, dated as of March 12, 1998 (the "First Amendment").

     The Rights Agreement, as amended by the First Amendment, provides, subject to specified exceptions and limitations, that Common Shares issued or delivered from the Company's treasury after the Record Date will be entitled to and accompanied by Rights. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, as amended by the First Amendment, both of which are incorporated herein by this reference. A summary description of the Rights is set forth in Exhibit C to the Rights Agreement, as amended by the First Amendment.

ITEM 2.   EXHIBITS.

          Exhibit
          Number    Exhibit
          ------    -------

          1 Rights Agreement, dated as of December 18, 1996, between the Company and BankBoston, N.A., as Rights Agent (including a Form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A thereto, a Form of Right Certificate as Exhibit B thereto and a Summary of Rights to Purchase Preferred Stock as Exhibit C thereto) (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K, dated December 18, 1996)

          2 First Amendment to Rights Agreement, dated as of March 12, 1998, by and between the Company and BankBoston, N.A., as Rights Agent (including a Form of Amended and Restated Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A thereto)

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              STERLING SOFTWARE, INC.


                              By:   /s/ Don J. McDermett, Jr.
                                    -----------------------------------------
                                    Don J. McDermett, Jr.
                                    Senior Vice President and General Counsel

Dated:  April 3, 1998

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                               INDEX TO EXHIBITS

EXHIBIT
NUMBER     EXHIBIT
---------  ---------
1 Rights Agreement, dated as of December 18, 1996, between the Company and BankBoston, N.A., as Rights Agent (including a Form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A thereto, a Form of Right Certificate as Exhibit B thereto and a Summary of Rights to Purchase Preferred Stock as Exhibit C thereto) (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K, dated December 18, 1996)

2 First Amendment to Rights Agreement, dated as of March 12, 1998, by and between the Company and BankBoston, N.A., as Rights Agent (including a Form of Amended and Restated Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A thereto)


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